EXHIBIT 99.1

Orbitz Worldwide Appoints Robert L. Friedman and Kristina M. Leslie
to Board of Directors

CHICAGO, IL, March 25 -- Orbitz Worldwide, Inc. (NYSE: OWW) today announced the appointment of Robert L. Friedman and Kristina M. Leslie to its Board of Directors, effective immediately.  The appointees join the Orbitz board of directors following the resignations of Paul C. “Chip” Schorr, IV, and William C. Cobb.  Chip Schorr is leaving the Board due to the increasing demands of his business activities.  Bill Cobb, as previously disclosed, is leaving in order to devote more time to other business and personal interests.  Bob Friedman is a senior managing director of The Blackstone Group.  Kris Leslie most recently served as the Chief Financial Officer of DreamWorks Animation SKG, Inc., based in Glendale, California.

“Bob Friedman and Kris Leslie are talented business executives and I'm pleased to have them join the board," said Barney Harford, CEO, Orbitz Worldwide.  "I want to thank Bill Cobb and Chip Schorr for their contributions to the Orbitz board and I wish them well in their future endeavors."

About Bob Friedman

Robert Friedman, 68, joined Blackstone in 1999.  Bob was Chief Legal Officer of the firm from January 2003 through August 2010 and was also the firm's Chief Administrative Officer.   Prior to Blackstone, Bob practiced law with Simpson Thacher & Bartlett for thirty-two years, where he was a senior member of the mergers and acquisitions practice.  Bob graduated from Columbia University and received a J.D. from the University of Pennsylvania Law School.

About Kris Leslie

Kristina Leslie, 46, most recently served as the Chief Financial Officer for DreamWorks Animation SKG, Inc.  At DreamWorks Animation, Kristina was a key member of the core executive team that managed all aspects of the day-to-day company operations.  Prior to DreamWorks Animation, she was Chief Financial Officer and Head of Corporate Finance and Strategic Planning at DreamWorks LLC, a diversified entertainment company.  In that capacity, she negotiated and oversaw the reorganization of the company in preparation for the carve out and initial public offering of DreamWorks Animation.  Before joining DreamWorks, Kristina also served as the director of financial planning for Viacom, Inc. and held various positions in Treasury, Financial and Strategic Planning and Investor Relations for Paramount Communications.  Kristina is a graduate of Bucknell University and received an M.B.A. from Columbia University.

About Orbitz Worldwide

Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products.  Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com) and the Away Network (www.away.com).  Also within the Orbitz Worldwide family, Orbitz Worldwide Distribution (http://corp.orbitz.com/partnerships/distribution) delivers private label travel solutions to a broad range of partners including many of the world's largest airlines, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed corporate travel solutions for corporations.  For more information on partnership opportunities with Orbitz Worldwide, visit corp.orbitz.com.  Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at http://www.orbitz-ir.com.  You can sign up to receive email alerts whenever the company posts new information to the website.

Media Contact:

Brian Hoyt
Orbitz Worldwide
+1 312 752 5436
bhoyt@orbitz.com